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EXHIBIT 10.127

                       PSYCHIATRIC PARTIAL HOSPITALIZATION

                              MANAGEMENT AGREEMENT

        THIS AGREEMENT entered into as of the 1st of October, 2000, by and between New Life Guidance Center, herein referred to as "CMHC", and OptimumCare Corporation, a Delaware corporation, herein referred to as "Manager".

                                    RECITALS

        WHEREAS, CMHC is licensed to operate a psychiatric partial hospitalization program which is located at 1200 Arizona Avenue, Parker, Arizona 85344 ("Facility"); and is currently designated by Medicare as a rural Arizona Health Care provider; and

        WHEREAS, Manager is engaged in the business of providing management services in the operation of psychiatric programs; and

        WHEREAS, the parties desire to cooperate in providing a psychiatric partial hospitalization program in which physicians provide a consistent level of high quality treatment of psychiatric patients in the CMHC, so that these patients may return to a more satisfactory level of functioning in the community; and

        WHEREAS, the parties desire Manager to manage CMHC's adult outpatient psychiatric program at the Arizona Facility ("Program").

                                    AGREEMENT

SECTION 1. DEFINITIONS.

        1.1 "Confidential Information." "Confidential Information" shall mean all confidential information and trade secrets of Manager, including without limitation financial statements, internal memoranda, reports, patient lists, memoranda, manuals, handbooks, pamphlets, production books and audio and visual recordings, models, techniques, formulations, procedures and other materials or records of a confidential and/or proprietary nature which relate to the Program and which are used by Manager in providing psychiatric services to Program patients.

        1.2 "Employee Benefits." "Employee Benefits" shall include, by way of illustration and not limitation, an employer's contribution under the Federal Insurance Contributions Act, unemployment compensation and related insurance, payroll and other employment taxes, pension and retirement plan contributions, workers' compensation and related insurance, group life, health, disability, and accident insurance, severance, and other benefits.

        1.3 "Patient day." A "Patient Day" shall be deemed to exist with respect to each outpatient visit to the Program.


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SECTION 2. TERM.

        This Agreement shall commence effective October 1, 2000 and shall expire on October 1, 2003, unless earlier terminated in accordance with the provisions of Section 10 of this Agreement.

SECTION 3. COVENANTS OF CMHC.

        3.1 Ultimate Control.CMHC shall have and maintain throughout the period hereof ultimate control and authority for the operation and administration of the Program.

        3.2 Space. CMHC shall provide space which consists of approximately One Thousand Seven Hundred (1,700) square feet of office space, which Manager agrees is sufficient in size and quality for the proper operation of this Program.

        3.3 CMHC's Employees. CMHC shall employ, or shall independently contract with, and shall be financially responsible for staffing the Program with all personnel necessary for the proper and efficient administration and clinical operation of the Program as set forth in Schedule 3.3. All personnel employed or otherwise contracted for shall be required to comply with the Program policies and procedures as mutually developed and agreed upon in writing by CMHC and Manager.

        3.4 General Services. CMHC shall provide the following support services for the efficient and proper operation of the Program:

               3.4.1 All utilities for the Facility. Manager acknowledges that utilities ultimately will be supplied by the Facility's landlord under the terms of the Lease.

               3.4.2 Clerical support, office supplies and general supplies necessary for the proper operation of the Program.

               3.4.3 Record keeping services, in accordance with state and federal laws and regulations.

        Nothing in this Agreement is intended to or shall be construed to limit or restrict the CMHC's ability to outsource the provision of the goods and services contemplated in this Section 3.4.

        3.5 Policies and Procedures.CMHC shall provide all Program staff (including employees and independent contractors of Manager) with copies of all relevant CMHC and Program policies and procedures, as amended from time to time.

        3.6 Health Screenings. CMHC shall provide to all Program staff (including employees and independent contractors of Manager) such appropriate pre-employment and periodic diagnostic and health screening procedures as are customarily provided by CMHC for CMHC employees.

        3.7 Licensure.CMHC shall maintain licensure by the Arizona Department of Health


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Services (ADHS), Behavioral Health Services Department (BHS) , and shall be financially responsible for paying all such fees related to such licensure.

        3.8 Quality Improvement Review. CMHC shall provide appropriate utilization review and quality improvement services with respect to services provided by the Program.

        3.9 Insurance. CMHC shall procure and maintain, at its sole cost and expense, throughout the term hereof, a policy or policies of comprehensive general liability insurance covering itself and its employees for patient care services from an insurance carrier licensed and authorized to sell or approved to place liability insurance policies of this nature in this State with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence and shall name Manager as an additional insured under the policy. CMHC shall cause to be issued to Manager, by the insurance carriers issuing such coverage, certificates of insurance evidencing that the foregoing covenants of this Agreement have been complied with and stating that said insurance carriers shall provide ten (10) calendar days prior written notice to Manager of any cancellation or material modification of the policy or coverage described herein, or, if any such carrier shall not agree to provide such notice, then CMHC shall agree to provide notice to Manager of any such cancellation or modification immediately upon their receipt of notice of same from the carrier. Any deductible, co-insurance, or aggregate limits shall be subject to Manager's approval, which shall not be unreasonably withheld. Manager agrees that co-insurance or deductible amounts of $100,000 or less, per occurrence, is an acceptable co-insurance or deductible.

        3.9.1 Extended Reporting Period. If any liability insurance policy procured pursuant to Section 3.9 is on a "claims made" rather than "occurrence" basis, then such policy shall include an option to purchase a "tail" or an extended reporting period, which option shall be exercisable upon termination or cancellation of said policy or upon any material modification of said policy that has the effect of causing the coverage of said policy to fail, in any respect, to meet the requirements of Section 3.9, regardless of whether such termination, cancellation or modification shall occur during the term hereof or thereafter. The tail or extended reporting period shall provide coverage meeting all of the requirements set forth in Section 3.9, for a period of at least seven
(7) years after termination, cancellation or modification of the underlying policy. Such policy shall provide that the carrier shall give CMHC or Manager thirty (30) calendar days advance written notice of the date upon which the option may be exercised regardless of whether such date shall occur during the term hereof or thereafter and shall specifically provide that Manager shall be permitted to exercise the option upon the failure of CMHC to do so. Upon such notice, CMHC shall take all steps, including the payment of money, necessary to exercise such option, and if CMHC shall fail to effectively exercise such option, then Manager may do so, and CMHC shall fully and immediately reimburse Manager, within ten (10) calendar days notice thereof by Manager, for all monies expended by Manager in connection therewith.

        3.10 Billing and Collections. CMHC has in effect a schedule of fees and patient charges for the administrative and technical component of all services rendered by the Program. Said fees and charges may be modified by CMHC from time to time in its sole and absolute discretion, but CMHC shall give prior notice of such modification to Manager. CMHC shall bill all patients and third party payors for CMHC's fees and charges with reference to services provided by the Program in


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accordance with such schedule.

        3.11 Indemnification by CMHC. CMHC shall protect, indemnify, hold harmless, and defend Manager, its legal representatives, employees, agents, officers, trustees, affiliates and assigns, and each of them, from and against any and all claims, actions, demands, proceedings, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees) arising out of or related to the performance or nonperformance by CMHC of any obligations to be performed or services to be provided hereunder. This indemnification obligation shall survive the expiration or termination of this Agreement.

SECTION 4. COVENANTS OF MANAGER.

        4.0 Operational Management. Manager will provide the following at it's own expense: (a) office supplies and general supplies necessary for the proper operation of the Program, (b) dietary and daily transportation of all patients from their homes to the Facility in the morning, and from the Facility to patients' homes in the evenings, but only for such patients who reside within twenty five (25) miles of CMHC, (c) Program management and direction, (d) Program marketing, community awareness and liaison concerning the care and treatment of the Program's patients, (e) housekeeping services for the Facility,
(f) janitorial and physical upkeep of the Facility, (g) nursing services as required by appropriate licensing authority.

        4.1 Clinical Management. Subject to CMHC's ultimate retention of control and authority, CMHC hereby appoints Manager as its sole and exclusive manager of the clinical operation of the Program and Manager accepts such appointment. Manager shall have full responsibility for the efficient and proper administration of the Program and for the care and treatment of Program patients while at the Facility. Manager shall have overall authority and responsibility to conduct, supervise, manage, and direct the day-to-day clinical operation of the Program.

        4.2 Manager's Employees. Manager shall employ and/or independently contract with, and shall be financially responsible for staffing the Program with the full-time equivalent of, (a) a program director, (b) qualified staff to perform therapy, (c) a psychiatric nurse, (d) a program secretary, (e) a medical director ("Medical Director") in accordance with Schedule 4.2, based upon the anticipated Program census for each day of operation, (f) dietary services for patients of the Program to include one mid-day meal served to each patient at the Facility, (g) transportation services for patients from their homes to the Facility and returning patients from the Facility back to their homes, but only for such patients who reside within 25 miles of the CMHC and (h) a Community Liaison. All personnel shall be subject to CMHC approval but CMHC shall have deemed to have accepted such personnel unless it informs Manager otherwise in writing within ten (10) business days of receipt of all such required information. Such personnel shall not be deemed employees or contracted personnel or borrowed servants of CMHC. Manager shall have full and sole responsibility for their wages, compensation and employee benefits and acts or omissions. Manager shall not, without CMHC's prior written consent, which shall not be unreasonably withheld, deviate from, change, or decrease the agreed staffing as set forth in Schedule 4.2. In addition, Manager shall be financially responsible for staffing the Program with all such additional professional counseling staff and therapists as may be reasonably necessary for the proper operation


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of the Program and as may be ordered by patients' attending physicians. Manager shall also provide the necessary furniture and equipment for its staff.

               4.2.1 Medical Director Qualifications. Manager represents, warrants, covenants and agrees that Medical Director shall be a physician duly licensed to practice medicine in the State of Arizona, shall be a member of the CMHC's Active Medical Staff with clinical privileges sufficient to permit Medical Director to perform all services reasonably required of him/her as Medical Director of the Program, and shall be in legitimate possession of all customary narcotics and controlled substances numbers and licenses.

               4.2.2 Medical Director Duties. Manager shall provide the professional services of Medical Director as an independent management consultant and advisor to perform certain administrative functions as hereafter set forth. The Medical Director shall furnish the following for the operation of the Program:

                         4.2.2.1 Medical Director shall serve as Medical
Director of the Program. Medical Director shall, during the entire term of this Agreement, supervise the clinical, medical and psychiatric operation of the Program and shall devote such time as necessary to carry out such duties and ensure efficient and effective medical administration of the Program. The primary objective is to provide optimal utilization of the Program's facilities, equipment and staff and to provide quality services to all patients.

                         4.2.2.2 Manager shall assure that Medical Director
shall be available at reasonable times for consultation with the Board of Directors, the Chief Operational Officer ("C.O.O.")/Administrator, the Chief of Staff, individual members of the medical staff, committees of the professional staff and nursing and administrative employees of CMHC. Medical Director shall be available by electronic pager for emergency consultation during all hours that the Program is in operation and Medical Director is offsite, provided, however, that Medical Director may arrange for coverage of this on-call obligation, which coverage shall be provided by a physician licensed to practice medicine in the State of Arizona and shall be at Manager's or Medical Director's sole cost and expense. Medical Director shall actively participate in the affairs of the professional staff of the CMHC and shall perform such tasks and provide such services as the professional staff or any committee may from time to time appropriately request. Manager acknowledges and agrees that the CMHC's medical staff committees shall conduct at regular intervals ongoing monitoring and reviewing of the professional performance of Medical Director and that the results of these reviews shall be transmitted to CMHC administration.


        4.3 Licensure. With the cooperation assistance of the CMHC and its administration, Manager shall be responsible for and shall undertake all activities necessary to obtain and maintain all necessary licenses and approvals from governmental and accrediting agencies, including without limitation the Arizona Department of Health Services, and shall be responsible for and shall undertake all activities necessary to obtain and maintain all certifications and approvals necessary to participate in the Medi-Cal and Medicare programs. Manager shall prepare, file and supplement all regulatory applications, reports, and forms required by any local, state or federal regulatory


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agency and shall prepare the Facility for, and monitor, regulatory surveys and inspections. Manager shall use its best efforts to remedy any deficiencies identified in such surveys and inspections to the extent such deficiencies are within Manager's control. Manager shall use its best efforts to ensure that the Program and the Facility are operated and maintained in compliance with all applicable federal, state, and local laws, rules, and regulations.

        4.4 Policies and Procedures. Manager shall, in conjunction with the CMHC's administration, develop and implement all policies and procedures necessary for the safe and efficient operation of the Program and the Facility, and shall educate Program staff on such policies and procedures. Manager shall provide orientation and training for all Program staff, irrespective of whether such staff members are employees or independent contractors of CMHC or of Manager. Manager shall as reasonably necessary provide program of ongoing in-service training such as to assure that Program staff have the requisite knowledge and skill required to deliver quality health care services at the Facility and through the Program.

               4.4.1 CMHC Approval. The implementation of the policies and procedures required under Section 4.4 shall be subject to prior approval by the CMHC's administration and, where appropriate, the CMHC's medical staff.

        4.5 Indemnification by Manager. Manager shall protect, indemnify, hold harmless, and defend CMHC, its legal representatives, employees, agents, officers, trustees, affiliates and assigns, and each of them, from and against any and all claims, actions, demands, proceedings, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees) arising out of or related to the performance or nonperformance by Manager of any obligations to be performed or services to be provided hereunder. This indemnification obligation shall survive the expiration or termination of this Agreement.

        4.6 Insurance. Manager shall procure and maintain, at its sole cost and expense, throughout the term hereof, a policy or policies of comprehensive general liability insurance covering itself and its employees with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence and shall name CMHC as an additional insured under the policy. Manager shall cause to be issued to CMHC, by the insurance carriers issuing such coverage, certificates of insurance evidencing that the foregoing covenants of this Agreement have been complied with and stating that said insurance carriers shall provide ten (10) calendar days prior written notice to CMHC of any cancellation or material modification of the policy or coverage described herein, or, if any such carrier shall not agree to provide such notice, then Manager shall provide notice to CMHC of any such cancellation or modification immediately upon their receipt of notice of same from the carrier. Any deductible, co-insurance, or aggregate limits shall be subject to CMHC's approval, which shall not be unreasonably withheld. CMHC agrees that co-insurance or deductible amounts of $100,000 or less, per occurrence, is an acceptable co-insurance or deductible.

               4.6.1 Extended Reporting Period. If any liability insurance policy procured pursuant to Section 4.6 is on a "claims made" rather than "occurrence" basis, then such policy shall include an option to purchase a "tail" or an extended reporting period, which option shall be exercisable upon termination or cancellation of said policy or upon any material modification of said


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policy that has the effect of causing the coverage of said policy to fail, in any respect, to meet the requirements of Section 4.6, regardless of whether such termination, cancellation or modification shall occur during the term hereof or thereafter. The tail or extended reporting period shall provide coverage meeting all of the requirements set forth in Section 4.6, for a period of at least seven
(7) years after termination, cancellation or modification of the underlying policy. Such policy shall provide that the carrier shall give CMHC or Manager thirty (30) calendar days advance written notice of the date upon which the option may be exercised regardless of whether such date shall occur during the term hereof or thereafter and shall specifically provide that CMHC shall be permitted to exercise the option upon the failure of Manager to do so. Upon such notice, Manager shall take all steps, including the payment of money, necessary to exercise such option, and if Manager shall fail to effectively exercise such option, then CMHC may do so, and Manager shall fully and immediately reimburse CMHC, within ten (10) calendar days notice thereof by CMHC, for all monies expended by CMHC in connection therewith.

        4.7 Access to Documents. For the purpose of implementing Section 1861
(v) (1) (I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, Manager agrees to comply with the following statutory requirements governing the maintenance of documentation to verify the cost of services rendered under this Agreement:

        "(i) until the expiration of four years after the furnishing of such services pursuant to such contract, [Manager] shall make available, upon written request to the Secretary [of the U.S. Department of Health and Human Services] or upon request to the Comptroller General, or any of their duly authorized representatives, the contract and books, documents, and records of such costs, and"

        "(ii) if [Manager] carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve-month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives, the subcontract and books, documents, and records of such organization that are necessary to verify the nature and extent of such costs."

        4.8 Audit Disclosure. If Manager is requested to disclose books, documents, or records for purpose of an audit, Manager shall notify CMHC of the nature and scope of such request and Manager shall make available, upon written request of CMHC, all such books, documents, or records, during regular business hours of Manager. The provisions of this Section 4.8 shall survive the expiration or earlier termination hereof.

        4.9 Reports. Manager shall provide monthly written reports to CMHC administration regarding all significant aspects of the operation of the Program. Such reports shall address, among other things, the therapies provided to patients, any notable therapeutic successes or failures experienced by patients of the Program, any changes in Program staff, any complaints received by Manager regarding the operation and administration of the Program and the Facility, Program


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census, and any other items or issues significant to the administration of the
Program.

        4.10 Admissions. Manager shall admit patients to the Program only where such admission is ordered by a physician member of the CMHC's medical staff with admitting privileges.

        4.11 General Services. Manager shall provide the following support services for the efficient and proper operation of the Program:

               4.11.1 Housekeeping services for the Facility.

               4.11.2 Janitorial and physical upkeep of the Facility.

               4.11.3 Record keeping services, in accordance with state and federal laws and regulations.

               4.11.4 Payment of the following expenses: lease of facility (including utilities of telephone, electric, water and sewer).

               4.11.5 Payment of advertising expenses.

        4.12 Commit no act or omission which adversely affects the CMHC license.

        4.13 Provide utilization review and quality assessment for all Program patients, including filing and pursuing clinical appeals with the fiscal intermediary, and if necessary, HCFA.

        4.14 Manager shall agree to pay CMHC $12,500 per month during the first six months of the contract as administrative fees for staffing described in schedule 3.3.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF CMHC.

        5.1 Corporate Status. CMHC is a corporation duly organized and validly existing in good standing under the laws of the State of Arizona with the power and authority to carry on the activities in which it is engaged and to perform its obligations hereunder subject to licensure by the Arizona Department of Health Services.

        5.2 Execution of Agreement. The execution of this Agreement and the performance of the obligations of the CMHC hereunder will not result in any breach of any of the terms, conditions, or provisions of any agreement or other instrument to which CMHC is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the CMHC, nor will such execution and performance violate any federal, state or local law, rule, or regulation. The CMHC may be accredited by the Joint Commission on the Accreditation of Health Care Organizations.

        5.3 Litigation. There is no litigation, administrative proceeding or investigation pending or


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threatened against CMHC, nor is the CMHC subject to any judgment, order, decree or regulation of any court or other governmental or administrative agency which would materially adversely affect the performance of CMHC's obligations hereunder.

        5.4 Certificate of Need. No Certificate of Need is required by CMHC from any state regulatory agency for the operation of the Program.

SECTION 6. REPRESENTATIONS BY MANAGER.

        6.1 Corporate Status. Manager is a corporation duly organized and existing under the laws of the State of Delaware, is authorized and qualified to conduct business in the State of Arizona, and has the power and authority to carry on the activities in which it is engaged and to perform its obligations hereunder.

        6.2 Execution of Agreement. The execution of this Agreement and the performance of the obligations of the Manager hereunder will not result in any breach of any of the terms, conditions, or provisions of any agreement or other instrument to which Manager is a party or by which it may be bound or affected, or any governmental license, franchise, permit or other authorization possessed by the Manager, nor will such execution and performance violate any federal, state or local law, rule, or regulation.

        6.3 Litigation. There is no litigation, administrative proceeding or investigation pending or threatened against Manager, nor is the Manager subject to any judgment, order, decree or regulation of any court or other governmental or administrative agency, which would materially adversely affect the performance of CMHC's obligations hereunder.

SECTION 7. MANAGEMENT FEE.

        7.1 Invoice. Manager shall prepare and submit to CMHC on a monthly basis an invoice for its services rendered hereunder. Said invoice shall indicate the name of each patient of the Program and the dates on which each patient attended the Program and shall reflect each such patient's social security number, admitting diagnosis, and patient identification number. Within thirty (30) days of CMHC's receipt thereof, and upon CMHC's approval thereof, which approval shall not be unreasonably withheld, and subject to the provisions of Section 4.9 and subject to CMHC receiving payment from its intermediary for services listed on invoice, CMHC shall make payment to Manager of all sums owing hereunder.

        7.2 Per Capita Fee. CMHC shall be obligated to pay to Manager a fee of Two Hundred Fifty Five Dollars ($255) per patient day for each properly admitted patient attending the Program.

        7.3 Payment Declined. CMHC shall be entitled to a credit of Two Hundred Fifty Five Dollars ($255.00) per patient day for all patient days for which payment was denied by its intermediary.

SECTION 8. CONFIDENTIAL AND PROPRIETARY INFORMATION.


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        8.1 Acknowledgment. CMHC acknowledges and agrees that Confidential
Information may be disclosed to it in confidence with the understanding that it constitutes business information developed by Manager. CMHC further agrees that it shall not use such Confidential Information for any purpose other than in connection with the Program. CMHC further agrees not to disclose such Confidential Information to any third party except as required by law or regulation or in order to serve the purposes of the Program or as permitted by written authorization of Manager.

               8.1.1 Manager Acknowledgment. Manager acknowledges and agrees that Confidential Information may be disclosed to it in confidence with the understanding that it constitutes business information developed by CMHC. Manager further agrees that it shall not use such Confidential Information for any purpose other than in connection with the Program. Manager further agrees not to disclose such Confidential Information to any third party except as required by law or regulation or in order to serve the purposes of the Program or as permitted by written authorization of CMHC.

        8.2 License. Manager hereby grants to CMHC for the term of this Agreement a non- exclusive license to use the registered service marks of Manager when identifying the Program. These service marks are to remain the exclusive property of Manager. Manager reserves the right to restrict the use of the service marks of Manager in any a manner in which Manager believes in its reasonable discretion to be detrimental to Manager or the value of the service marks. CMHC acknowledges Manager's exclusive right, title and interest in the service marks and agrees that it will not at any time do or cause to be done any act or thing, directly or indirectly, contesting or in any way impairing or tending to impair Manager's exclusive right, title or interest in the service marks and the good will symbolized thereby.

               8.2.1 CMHC License. CMHC hereby grants to Manager for the term of this Agreement a non-exclusive license to use the registered service marks of CMHC when identifying the Program. These service marks are to remain the exclusive property of CMHC. CMHC reserves the right to restrict the use of the service marks of CMHC in any manner in which CMHC believes in its reasonable discretion to be detrimental to CMHC or the value of the service marks. Manager acknowledges CMHC's exclusive right, title and interest in the service marks and agrees that it will not at any time do or cause to be done any act or thing, directly or indirectly, contesting or in any way impairing or tending to impair CMHC's exclusive right, title or interest in the service marks and the good will symbolized thereby.

        8.3 Nondisclosure. Manager agrees not to disclose confidential information pertaining to the CMHC's business or affairs or the Program or Program patients except as required by law or regulation or as permitted by written authorization of the CMHC or the respective Program patients, as the case may be.

               8.3.1 CMHC's Nondisclosure. CMHC agrees not to disclose confidential information pertaining to the Manager's business or affairs or the Program or Program patients except as required by law or regulation or as permitted by written authorization of the Manager or the respective Program patients, as the case may be.


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SECTION 9. RECRUITMENT OF EMPLOYEES AND AGENTS.

        9.1 Recruitment by CMHC. CMHC acknowledges that Manager has expended and will continue to expend substantial time, effort, and money to train its employees and contracted personnel in the operation of the Program. The employees and contracted personnel of Manager who will operate the Program will have access to and possess Confidential Information of Manager. CMHC agrees that for the earlier of two (2) years after the cessation of the employment or agency relationship between the Manager and an employee or two (2) years after termination of this Agreement, it will not knowingly (and it will not induce any of its affiliates or contractors to) employ or solicit the employment of, or in any way retain the services of , any employee, former employee, or contracted personnel or former agent of Manager if such individual has been employed by or retained by Manager in the Program unless Manager gives CMHC express written consent thereto or unless this Agreement is terminated by CMHC pursuant to
Section 10 of this Agreement.

        9.2 Recruitment by Manager. Manager acknowledges that CMHC has expended and will continue to expend substantial time, effort, and money to train its employees and contracted personnel in the operation of the Program and the CMHC. The employees and contracted personnel of Manager who will operate the Program will have access to and possess Confidential Information of CMHC. Manager agrees that for the earlier of two (2) years after the cessation of the employment, independent contractual or agency relationship between the CMHC and an employee or two (2) years after termination of this Agreement, it will not knowingly (and it will not induce any of its affiliates or contractors to) employ or solicit the employment of, or in any way retain the services of, any employee, former employee, or contracted personnel or former agent of CMHC if such individual has been employed by or retained by CMHC in the Program unless CMHC gives Manager express written consent thereto or unless this Agreement is terminated by Manager pursuant to Section 10 of this Agreement.


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SECTION 10. TERMINATION.

        10.1 Termination by Manager.

               10.1.1 Manager may terminate this Agreement by written notice to CMHC, if CMHC should have a bankruptcy, reorganization, or similar action filed by or against it, or become insolvent, or sell all or substantially all of its assets.

               10.1.2 In the event CMHC fails to comply with the terms of this Agreement in any material respect, Manager may notify CMHC of such breach, in writing, and CMHC shall have thirty (30) days to cure such breach. In the event CMHC fails to cure such breach with said period, the Agreement may be terminated by Manager.

               10.1.3 Manager may terminate this Agreement by written notice to CMHC in the event CMHC fails to maintain any license or certification granted to it by a regulatory agency without which the Program would be materially and adversely affected, unless the responsibility to maintain such license or certification is a responsibility of Manager pursuant to Section 4.3.

               10.1.4 Manager may terminate this Agreement by written notice to CMHC in the event CMHC fails to maintain commercial general liability insurance in accordance with the requirements of Section 3.9.

               10.1.5 Termination Without Cause. In the event Manager terminates this Agreement effective prior to the full term of this Agreement, and as a condition to the termination of this Agreement, Manager will pay to the CMHC as liquidated damages and as the CMHC's exclusive remedy for the early termination of this Agreement by CMHC, an amount equal to (i) Twenty Thousand Dollars ($20,000) multiplied by (ii) the number of months remaining between the termination date and the full term of this Agreement. The parties agree that in litigation or arbitration resulting from the early termination of this Agreement by Manager, the amount of loss which would be incurred by CMHC would be extremely difficult or impracticable to prove. Accordingly, the parties have made a commercially reasonable estimate of the damages CMHC would incur in the event of the early termination of this Agreement by Manager and have established the foregoing estimate of liquidated damages.

        10.2 Termination by CMHC.

               10.2.1 CMHC may terminate this Agreement by written notice to Manager, if Manager should have a bankruptcy, reorganization, or similar action filed by or against it, or become insolvent, or sell all or substantially all of its assets.

               10.2.2 In the event Manager fails to comply with the terms of this Agreement in any material respect, CMHC may notify Manager of such breach, in writing, and CMHC shall have thirty (30) days to cure such breach. In the event Manager fails to cure such breach with said period, the Agreement may be terminated by CMHC.

               10.2.3 CMHC may terminate this Agreement by written notice to Manager in the event CMHC fails to maintain any license or certification necessary for the operation of the Program or the Facility.

               10.2.4 CMHC may terminate this Agreement by written notice to Manager in the event Manager fails to maintain insurance in accordance with the requirements of Section 4.6.

               10.2.5 Termination Without Cause. In the event CMHC terminates this Agreement effective prior to the full term of this Agreement, and as a condition to the termination of this Agreement, CMHC will pay to the Manager as liquidated damages and as the Manager's exclusive remedy for the early termination of this Agreement by CMHC, an amount equal to (i) Twenty Thousand Dollars ($20,000) multiplied by (ii) the number of months remaining between the termination date and the full term of this Agreement. The parties agree that in litigation or arbitration resulting from the early termination of this Agreement by CMHC, the amount of loss which would be incurred by Manager would be extremely difficult or impracticable to prove. Accordingly, the parties have made a commercially reasonable estimate of the damages Manager would incur in the event of the early termination of this Agreement by CMHC and have established the foregoing estimate of liquidated damages.

        10.3 Termination Based on Changes in Program Reimbursement. In the event that significant changes in program reimbursement occur, both parties agree to renegotiate the agreement in good faith. Specifically, both parties agree to amend their fee in proportion to any changes in reimbursement. Should such change in reimbursement make it economically unreasonable for both parties to operate at a profit, the contract shall be considered null and void and subsections 10.1.5 and 10.2.5 shall not apply.

SECTION 11. COMPLIANCE WITH LAW.

        11.1 Applicable Laws. In addition to the obligations of the parties to comply with applicable federal, state and local laws respecting the use of the Program and the conduct of their respective businesses and professions, CMHC and Manager each acknowledge that they are subject to certain federal and Arizona laws governing the referral of patients which are in effect or will become effective during the term of this Agreement. These laws include prohibitions on:

               11.1.1 Payments for referral or to induce the referral of patients (Social Security Act Section 1128).

               11.1.2 The referral of patients by a physician for certain designated health care services to an entity with which a physician (or his/her immediate family) has a financial relationship (Section 1877 of the Social Security Act, applicable to referrals of Medicare and Medi-Cal patients).

        11.2 Acknowledgments. As consideration for each party hereto to enter into this Agreement, the parties:

               11.2.1 Acknowledge that (i) each has had the opportunity to engage independent counsel of her/its choice for advice as to the requirements of the anti-referral laws referred to in this Section 11; and (ii) each has had the opportunity to consult with legal counsel or other experts as each deems appropriate to assist in the determination by each party that the terms of this Agreement are commercially reasonable.

               11.2.2 Represent to the other that it is the intent that the terms of this Agreement shall be commercially reasonable.

               11.2.3 Represent to the other that it is the intent that compensation for each of the services which are provided under this Agreement shall be based on the fair market value of such services, including a fair rate of return.

        11.3 No Referral Requirement. Nothing in this Agreement is intended or shall require any party to violate the Arizona or federal prohibitions on payments for referrals, and this Agreement shall not be interpreted to:

               11.3.1 Require the Medical Director to make referrals to CMHC, be in a position to make or influence referrals to CMHC, or otherwise generate business for CMHC.

               11.3.2 Restrict Medical Director from establishing staff privileges at, referring any service to, or otherwise generating any business for any other entity of his/her choosing.

               11.3.3 To interfere in any way with Medical Director's professional prerogatives and medical decisions.

        11.4 No Gifts to Beneficiaries. As part of its administrative obligations hereunder, Manager may market the Program to the CMHC's community. Under no circumstances whatsoever shall Manager offer or make any gift or payment to any individual as a means of encouraging such person to seek medical or psychiatric attention from CMHC, Manager, or through the Program, or from any other provider of health care.

        11.5 Audits. CMHC shall have the right, but not the obligation, to interview patients who receive services through the Program, and to conduct audits of all types of the Program, for the purpose of determining whether Manager is in compliance with all applicable federal, state, and local laws, regulations, and ordinances, as well as CMHC rules, regulations, bylaws, policies, and procedures and this Agreement.

SECTION 12. MISCELLANEOUS PROVISIONS.

        12.1 Compulsory Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach or alleged breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award may be entered in any court having jurisdiction. The provisions of this Section 12.1 shall not apply with respect to any claim arising out of or relating to bodily injury or death.

        12.2 Attorneys' Fees. If any legal action, including arbitration, is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs awarded against the other party in addition to any other relief to which the prevailing party may be entitled.

        12.3 Governing Law. The validity of this Agreement and of any of its terms or provisions, the interpretation of the rights and duties of the parties hereunder, and the construction of the terms or provisions hereof shall be governed in accordance with the laws of the State of California.

        12.4 Force Majeure. If either of the parties hereto is delayed or prevented from fulfilling any of its obligations hereunder by force majeure, said party shall not be liable for said delay or failure. "Force Majeure" shall mean any cause beyond the reasonable control of a party, including but not limited to an act of God, act or omission of civil or military authorities, fire, strike, flood, riot, war, delay of transportation, or inability due to the aforementioned causes to obtain necessary labor, materials or facilities.

        12.5 Severability. If any part of this Agreement is held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part found void or unenforceable, unless the severed part contains an essential economic term.

        12.6 Waiver. A waiver by either party of a breach or failure to perform shall not constitute a waiver of any provision hereof or of any other breach or failure whether or not similar. There shall be no waiver unless in writing signed by the party against whom the waiver is sought to be enforced.

        12.7 Binding Effect. This Agreement shall be binding on the successors and assigns of the respective parties, provided however that neither party may assign or otherwise transfer this Agreement or delegate obligations hereunder without the other's written consent.

        12.8 Complete Agreement. This Agreement constitutes the complete understanding of the parties hereto with respect to the subject matter hereof, and no other agreement, representation, statement, or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding. There shall be no amendment hereof unless such amendment is in writing and is signed by both parties.

        12.9 No Agency or Partnership. The relationship between Manager and CMHC is that of independent contractors and nothing in the Agreement shall be deemed to create an agency, joint venture, partnership or similar relationship between the parties hereto. Neither party shall have the right to bid for the other or enter into any contract or commitment in the name of, or on behalf of, the other.

        12.10 Notices. All notices hereunder shall be in writing, delivered personally or by U.S. Certified or Registered postal mails, postage prepaid, return receipt requested, and shall be deemed given when delivered personally or upon the earlier of actual receipt or seven (7) days after postmark date on mail, addressed as below with proper postage affixed, but each party may change its address by written notice in accordance with this Section.

        If to CMHC:          New Life Guidance Center
                             1200 Arizona Avenue
                             Parker, Arizona 85344
                             Attn: Robert M. Babcock

       If to Manager:        OptimumCare Corporation
                             30011 Ivy Glenn Drive, Suite 219
                             Laguna Niguel, California 92677-5018

                             Attn: Ed Johnson

        12.11 Captions. Any captions to or headings of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

        12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        12.13 Assistance in Litigation. Manager and Medical Director shall, at no charge, provide information and testimony and otherwise assist CMHC in defending against litigation brought against CMHC, its directors, officers, shareholders, members or employees based upon a claim of negligence, malpractice or any other cause of action, arising under this Agreement, except where Manager and/or Medical Director is a named adverse party.

        12.14 Gender and Number. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

        12.15 Legal Counsel. Each party understands the advisability of seeking legal counsel and has exercised its own judgment in this regard.

        12.16 Interpretation. No provision of this Agreement shall be interpreted or construed for or against either party because that party's legal representatives drafted such provision.

        12.17 Facilitation. Each party agrees promptly to perform further acts and to execute, acknowledge and deliver any provisions of this Agreement or effect its purposes.

        12.18 Program Reimbursement. CMHC and Manager acknowledge that program reimbursement is determined and enforced by both the Intermediary and/or Medicare, according to applicable laws.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        "CMHC":
                        NEW LIFE GUIDANCE CENTER, INCORPORATED, an Arizona Corporation


                        By:
                           -----------------------------------------------------
                               Robert M. Babcock

                        Its:       President
                            ----------------------------------------------------


                        By:
                           -----------------------------------------------------
                               Heidi L. Paterson

                        Its:   Chief Executive Officer
                            ----------------------------------------------------


                        "MANAGER":
                        OPTIMUMCARE CORPORATION, a Delaware Corporation


                        By:
                           -----------------------------------------------------
                               Edward A. Johnson

                        Its:   Chairman of the Board and Chief Executive Officer
                            ----------------------------------------------------


                        By:
                           -----------------------------------------------------
                                Mulumebet Gebre Michael

                        Its:    President and Chief Operating Officer
                            ----------------------------------------------------

                                  SCHEDULE 3.3

                         STAFFING TO BE PROVIDED BY CMHC



Administrative Managers                            2

Administrative Secretary/Billing Specialist        1

                                  SCHEDULE 4.2

                       STAFFING TO BE PROVIDED BY MANAGER



                                      CENSUS          CENSUS         CENSUS
FTE CATEGORY                          1-10            11-20          21-25
------------                          ----            -----          -----
Program Director                      1               1              1
Psychiatric Nurses                    1               1.5            2
Licensed Therapists                   2               3              4
Community Liaison                     1               1              1
Program Secretary                     1               1              1

TOTAL FTE/DAY                         5               7.5            9



Medical Director             Contractual/as needed basis

Transportation               Contractual/as needed basis

Meals                        Contractual/as needed basis

1 Program Coordinator        Designated out of existing staff